NEWS RELEASE

25 Sawyer Passway ● Fitchburg, Massachusetts 01420

Exhibit 99.01

FOR IMMEDIATE RELEASE

Micron Solutions, Inc. Announces Changes
to Executive Management and
the Board of Directors

FITCHBURG, MA, October 29, 2018 – Micron Solutions, Inc. (NYSE American: MICR) (the “Company”), a diversified contract manufacturing organization, through its wholly-owned subsidiary, Micron Products, Inc., producing highly-engineered, innovative components requiring precision machining and injection molding, announces today the appointment of Mr. William J. Laursen as its President and Chief Executive Officer, effective November 29, 2018.

Mr. Laursen was formerly the Executive Vice President, Sales and Strategy of The Coghlin Companies, Inc. (“CCI”), a privately held engineering, prototyping and contract manufacturing company based in New England.  Mr. Laursen’s sales leadership at CCI contributed to healthy growth and client diversification during his 6 years with the company.   Mr. Laursen brings to Micron over 25 years of experience focused on innovation in highly automated manufacturing environments in many industries such as medical devices, instrumentation, plastics, consumables and consumer products as well as his experience and expertise in technical sales, business development, marketing, strategic client development and operational excellence.

“I am excited for this opportunity to work closely with the Board of Directors and the talented team at Micron.  I intend to bring a fresh strategy for growth coupled with new objectives focused on operational excellence while creating exceptional customer experiences resulting in value to our customers and our shareholders,” said Mr. Laursen.

Current President and Chief Executive Officer, Mr. Salvatore Emma Jr. has accepted the position of Chief Operating Officer, effective November 29, 2018.  “I am thankful to the Board and to my talented colleagues for their support during my tenure as CEO and my 11 years with the Company.  I welcome the opportunity to focus on operations and I am committed to working with Bill to drive growth,” said Mr. Emma.

“The Board is excited to welcome Bill as the Company’s new CEO and to have him usher in a new era of leadership, growth and business development.  Working with Sal, Mr. Laursen will be keenly focused on sales development and building the pipeline for future growth.  The Board is pleased to have Sal remain an important part of the executive team,” said Mr. Jason R. Chambers, Chairman of the Board.

Today the Company also announces changes to the Board of Directors to become effective November 29, 2018.  Dr. Paul F. Walter, a founding member of the Company, will retire from the Board.  In recognition of his contributions and service to the Board and to the Company, Dr. Walter will be appointed Director Emeritus.  Mr. Laursen will fill Dr. Walter’s seat on the Board and Mr. Emma will resign from the Board.

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Micron Solutions, Inc. Announces Changes to Management and Board

October 29, 2018

Mr. Chambers commented, “It has been a privilege and an honor to have had Dr. Walter on the Board as both a colleague and a friend.  The Board will be forever grateful for his years of service and dedication to the Company and its success.”

“It has been a tremendous honor to have served on the Board of Director since the Company’s founding over 30 years ago.  I am proud of the work that has been done to serve our shareholders and customers and I am confident that the new leadership in both management and on the Board will breed success in the future,” said Dr. Walter.

About Micron Solutions, Inc.

Micron Solutions, Inc., through its wholly-owned subsidiary, Micron Products, Inc., is a diversified contract manufacturing organization that produces highly-engineered, innovative medical device components requiring precision machining and injection molding.  The Company also manufactures components, devices and equipment for military, law enforcement, industrial and automotive applications.  In addition, the Company is a market leader in the production and sale of silver/silver chloride coated and conductive resin sensors used as consumable component parts in the manufacture of integrated disposable electrophysiological sensors.  The Company’s strategy for growth is to build a best-in-class contract manufacturer with a specialized focus on plastic injection molding and highly-engineered medical devices and components requiring precision machining.

The Company routinely posts news and other important information on its websites:

http://www.micronsolutionsinc.com and http://www.micronproducts.com

Safe Harbor Statement

Forward-looking statements made herein are based on current expectations of Micron Solutions, Inc. (“our” or the “Company”) that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to obtain and retain order volumes from customers who represent significant proportions of net sales; our ability to maintain our pricing model, offset higher costs with price increases and/or decrease our cost of sales; variability of customer delivery requirements; the level of and ability to generate sales of higher margin products and services; our ability to manage our level of debt and provisions in the debt agreements which could make the Company sensitive to the effects of economic downturns and limit our ability to react to changes in the economy or our industry; failure to comply with financial and other covenants in our credit facility; reliance on revenues from exports and impact on financial results due to economic uncertainty or downturns in foreign markets; volatility in commodity and energy prices and our ability to offset higher costs with price increases; continued availability of supplies or materials used in manufacturing at competitive prices; variations in the mix of products sold; continued availability of supplies or materials used in manufacturing at competitive prices; and the amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources.  More information about factors that potentially could affect the Company's financial results is included in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more information, contact:

Derek T. Welch

Chief Financial Officer

978.345.5000

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